Exhibit 10.1

November 25, 2014

C. Brad Richmond
[Address redacted]

Dear Brad,

Thank you for your contributions to the Company during your years of service to Darden. This Agreement (the “Agreement”) will confirm your upcoming termination of active employment from one or more subsidiaries of Darden Restaurants, Inc. (Darden Restaurants, Inc. and its subsidiaries hereinafter referred to as the “Company”) on March 29, 2015 or earlier upon the appointment of your successor (the “Separation Date”). On the Separation Date, you will be placed on a leave of absence until the last day of a seventy-eight (78) week period (the “LOA End Date”), and you will receive the separation benefits described below from the Separation Date until the LOA End Date. This letter sets forth our mutual understanding of the terms of your separation.

1. This Agreement, together with the Summary of Benefits attached to this Agreement, will supersede all terms and provisions of any prior employment agreement, oral or written, between you and the Company, including the Amended and Restated Management Continuity Agreement between you and the Company, dated as of October 1, 2009, and the separation agreement between you and the Company, dated as of November 18, 2014 (collectively, the “Prior Agreements”), except the award agreements that govern the terms and conditions of your outstanding performance stock units (the “Performance Stock Units Award Agreements”) and your outstanding non-qualified stock options (the Non-Qualified Stock Option Award Agreements”). In case a dispute arises between either this Agreement and the Performance Stock Units Award Agreements and/or the Non-Qualified Stock Option Award Agreements, the Performance Stock Units Award Agreements and/or the Non-Qualified Stock Option Award Agreements will control. Except as provided herein, any Prior Agreement, with the exception of the Performance Stock Units Award Agreements and the Non-Qualified Stock Option Award Agreements, shall be of no further force and effect.

2. Commencing the Separation Date until the LOA End Date, you cannot perform any services on behalf of the Company unless specifically requested to do so in writing by me. During this period, you shall not make any commitments or incur any expenses for or in the name of the Company without my express written authorization.

3. Provided that you timely execute this Agreement and do not revoke your signature during the Revocation Period (as defined below), you will be entitled to the separation benefits listed below during the period from the Separation Date until the LOA End Date.

(a)	The Company will pay to you, in a lump sum in cash within 30 days after the Separation

Date, an amount equal to $841,799.40, which is the equivalent of your regular gross base salary of $10,792.30 per week over a seventy-eight (78) week period. You will not be entitled or eligible to receive any raises, be granted any stock options or performance stock units (“PSUs”), or receive any bonus payments for fiscal 2016 or later. Except as required by law, you will not accrue, earn or be entitled to any vacation benefits, personal time or sick time, and any earned and accrued but unused vacation balance will be paid to you.

(b)
Unless specifically provided for in this Agreement, you will not be reimbursed for any expenses incurred after the Separation Date, and any outstanding business expenses incurred prior to the Separation Date must be submitted to the Company in accordance with the Company’s expense reimbursement policy.

(c)
You will be eligible to participate in the financial counseling benefits through the end of calendar year 2015, and will be provided with an additional financial counseling reimbursement allowance of $7,500 to use in calendar year 2015. Your eligibility to participate in the physical examination benefits will end on the Separation Date.

(d)
You will be eligible to participate in medical, dental, and vision coverage substantially similar to your coverage level on the Separation Date and according to the terms and conditions of the applicable benefit plan(s) and in accordance with practices and policies in effect on the Separation Date; provided, however, that in no event will you be entitled to participate in any life insurance, short-term disability coverage (including salary continuation) or long-term disability coverage. When medical insurance coverage ends as of the LOA End Date, you may elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In addition, you are eligible to enroll for yourself and your spouse in whatever “retiree medical plan,” if any, that is then maintained by the Company in accordance with the terms and conditions of the applicable retiree medical plan.

(e)
Except as specifically provided for herein, you will not be eligible to participate in benefit plans or programs sponsored by the Company after the Separation Date. You will not be eligible to participate in a qualified retirement plan sponsored by Darden Restaurants, Inc. and distribution from any qualified retirement plan will be made pursuant to the terms of the applicable plan. You may not defer any amounts into the FlexComp Plan; however, pursuant to the terms of that plan, you will receive a company award prorated through the Separation Date, and such company award will be paid to you when the company award is made.

(f)
Pursuant to the terms of your Performance Stock Units Award Agreements and Non-Qualified Stock Option Award Agreements, as a result of your termination of employment within two years following a Change of Control (as defined in such award agreements), your unvested equity awards will accelerate as of the Separation Date. As of the Separation Date, all of your unvested options to purchase shares of our common stock (222,077 options), will become exercisable in full and will expire at the end of their respective original terms. As of the Separation Date, all of your outstanding PSUs (28,916 PSUs) will become fully vested. You will be paid an amount in cash in settlement of your PSUs, based on the closing sales price of our common stock on the Separation Date, and a pro rata portion of the accrued dividends that you are entitled to receive in respect of your vested PSUs (pro-rated based on your period of employment between the respective grant dates of your PSUs and the Separation Date). As a result of the payment timing rules under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”), as described in Section 6 below, you will be paid this amount as soon as practicable after the first day of the seventh month following your Separation Date (or, if earlier, the date of your death). During the term of this Agreement, you understand that you may be subject to Darden Restaurants, Inc.’s window periods and agree to consult with the General Counsel’s office prior to trading Darden Restaurants, Inc. equity, including stock, stock options or stock units.

4. You may keep your company automobile for four weeks following your Separation Date. Prior to that date, you may purchase the automobile at AMR market value (adjusted market value as provided by the leasing company), less a percent equal to 10% plus an additional 2% for each year of service, which will be included in your earnings as imputed income in accordance with applicable tax laws. If you do not purchase the car, you must return it to the Company within four weeks following your Separation Date.

5. In consideration of the Company’s covenants and agreements contained herein, you agree:

(a)
That the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. You further agree not to make, publish or cause to be published any public or private statement or comments disparaging or defaming Darden Restaurants, Inc., its subsidiaries or affiliates, Board of Directors or the management of those companies. You acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, competitors, vendors, and employees (past and present). You further understand and agree that this paragraph is a material provision of this Agreement and that any breach of this paragraph shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.

(b)
You agree not to disclose any other confidential or proprietary information of the Company or its affiliates, including Olive Garden, Bahama Breeze, LongHorn Steakhouse, The Capital Grille, Seasons 52, Yard House or Eddie V’s to any third parties, and to hold the confidential information in confidence and not to use, transfer, or disclose the information, directly or indirectly to anyone. Unauthorized disclosure will result in an extinguishment and/or return of any consideration provided for hereunder.

(c)
That you are not eligible for reemployment or independent contractor status with the Company and hereby waive any claim of right to reemployment by the Company, including any of its subsidiaries or affiliates. You also agree that you are not now seeking and will not in the future seek employment or independent contractor status with the Company. You agree that if, for some reason, you are reemployed by the Company in any capacity, such employment will be immediately terminated upon the Company’s discovery of such employment. You further agree that upon the Company’s termination of such employment, you shall make no claim whatsoever as a result of such termination.

(d)
To notify the Company in writing, within five (5) business days of your acceptance, if you accept employment with any employer prior to the LOA End Date. Unless such employment violates your obligations hereunder, you will continue to receive the separation payments and benefits as set forth in this Agreement. Such notice shall specify the name and address of the employer and the date of acceptance and shall be delivered to the Company, care of the General Counsel.

(e)
After the Separation Date, that you will make yourself available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which you will provide to the Company, or its designated attorneys or agents, any and all information known to you regarding or relating to the Company or your activities on behalf of the Company pertaining to the subject matter on which your cooperation is sought. You agree to remain involved for so long as any such matters shall be pending.

(f)
You further agree that if you are ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then you will provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond. Nothing herein shall prevent you from cooperating with co-defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the company; however, you shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.

(g)	Non-Disclosure.

i)
During the course of your employment you have received some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities, (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and, (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (all of which constitutes “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

ii)
All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. For a period of five (5) years following the Separation Date, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party. Provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

iii)
As of the Separation Date, you agree to promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports , computers, phones, personal digital assistants, books, records, videos, cards, keys, Company credit cards and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control (collectively “Company Property”). You agree to allow the Company, at its request, to verify return of Company Property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.

iv)	Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the applicable law relating to Trade Secrets.

(h)
Non-Competition. You agree that for a period of twenty-four (24) months following the Separation Date (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.

i)
Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

(i)	Non-Solicitation. You agree that you shall not at any time during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce,

encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact during the last two years of your employment, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise.

(j)
Non-Recruitment. You agree that during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provision of this paragraph shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation.

(k)
Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood.

(l)
Survival of Covenants. The provisions and restrictive covenants in this Section of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section, prior to the commencement of any such affiliation or employment.

(m)
Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.

(n)
Extinguishment of Rights and Return of Consideration. Upon the Company’s good faith determination of a violation by you of any of the terms of this Section, you understand and agree that, in addition to the Company’s rights to obtain injunctive relief and damages for such violation, any and all rights to any payments or benefits under this Agreement, whether vested or unvested, shall be extinguished, and that you will be obligated to return any consideration paid to you in exchange for the promises contained herein.

(o)
That nothing in this Agreement shall be construed as an admission of liability by the Company or you; rather, we are resolving any and all matters and disputes regarding your employment and separation from the Company.

(p)	Release.

i)
You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company, its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, shareholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, “the Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Equal Pay Act and any similar state law, including the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, Florida Statute §448.08 (and any other claim for unpaid wages or other compensation under Florida law), as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Agreement, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement.

ii)
For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledges that this release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Agreement to the contrary, claims which cannot be released solely by private agreement. This release also excludes any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates. You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of this Agreement, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

iii)
You affirm, by signing this document, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Agreement, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

(q) That in addition to all other applicable legal and equitable remedies available to the Company upon your breach of any provision of this Agreement, if you violate any provision of this Agreement, the right to all compensation and benefits (whether paid or to be paid) under this Agreement, whether vested or unvested, will be subject to extinguishment and/or return, and the Company will be entitled to immediate injunctive relief. You authorize the Company to seek such relief in the state or federal court in Orange County, Florida, and you hereby waive all objections to venue and personal jurisdiction.

6. This Agreement is intended to comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. If you die following the Separation Date and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days after the date of your death. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “a deferred compensation plan” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, (a) in no event shall reimbursements by the Company under this Agreement be made later than the last day of the calendar year next following the calendar year in which the expense was incurred, provided that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of any reimbursement (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) or in-kind benefits that the Company is obligated to pay or provide during a given calendar year shall not affect the amount of reimbursement or in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (c) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit. In the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Separation Date (a “Specified Employee”)), amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable or provided during the six-month period immediately following the Separation Date shall instead be paid or provided as soon as practicable after the first day of the seventh month following the Separation Date (or, if earlier, the date of your death). The “Separation Date” occurs when you experience a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Separation Date.”

7. You must return all Company Property to Teresa Sebastian within 24 hours of the Separation Date. At that time, you also will provide any passwords or Personal Identification Numbers needed to access any Company Property such as electronic files or devices. The Company may, in its sole discretion, authorize you in writing to retain some or all such Company Property until a specified date, at which time you shall return all such Company Property to the Company.

8. You acknowledge:

(a)
That you were provided twenty-one (21) full days during which to consider whether to sign this Agreement. If you have signed this Agreement prior to the expiration of the 21-day period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understands all of the terms of this Agreement.

(c)
That you understand that by signing this Agreement, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., as well as all rights to all claims described in Paragraph 3 of this Agreement, and that you are not waiving any rights arising after the date that this Agreement is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Agreement and the release it contains.

(e)	That you understand fully the terms and effect of the Agreement and release and know of no claim that has not been released by this Agreement. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Agreement and release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

9. This letter contains all the terms agreed upon between you and the Company regarding your employment and its termination, and except as specifically provided herein, supersedes all prior oral or written agreements, arrangements, and communications. This Agreement can only be amended in writing signed by you and the Company.

10. Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). You agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.

12. All payments to you under the Agreement are subject to applicable tax and other deductions required by law.

13. If any portion of this Agreement is found to be void, the remainder will continue in full force and effect.

Brad, if this letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me. You have 7 days from the date of your acceptance of this Agreement to revoke it (the “Revocation Period”); if you do not revoke it within the 7-day period, it will become effective. Revocation must be made in writing and sent to Darden Restaurants, Inc., Attn: Teresa Sebastian, 1000 Darden Center Drive, Orlando, FL 32837.

Sincerely,

BY: /s/ Gene Lee                                11/25/14
Gene Lee, Interim Chief Executive Officer                    Date

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

/s/ C. Bradford Richmond                        11/25/14
C. Bradford Richmond                        Date

Summary of Benefits

This is a summary of your benefits related to your separation. This is only a summary; the terms and conditions of the benefits described are governed by the relevant plan documents. Also, this summary describes benefits as the Company currently maintains them. The Company reserves the right to modify, replace or discontinue any of its benefit plans and programs at any time, and the actual benefits provided may differ from those currently provided as a result of such actions by the Company.

Salary - You will remain actively employed and be paid your regular salary through March 29, 2015 or earlier upon the appointment of your successor, which will become your “Separation Date”.

Separation Payment - The Company will pay to you, in a lump sum in cash within 30 days after the Separation Date, an amount equal to $841,799.40, which is the equivalent of your regular gross base salary of $10,792.30 per week over a seventy-eight (78) week period.

Unused Vacation Pay - Any earned and accrued but unused earned vacation hours will be paid to you following your Separation Date. You will not be eligible for or accrue any additional vacation benefits after your Separation Date.

Leave of Absence - To provide you with continued health insurance coverage and continued service credit for certain benefits described below, on the Separation Date you will be placed on a Leave of Absence until the last day of a seventy-eight (78) week period, which will become your “LOA End Date”. While on Leave of Absence, you will not perform any services for the Company unless specifically requested in writing.

Bonus - To the extent any bonus is paid pursuant to the Management and Professional Incentive Plan (MIP), you will be eligible to receive a MIP bonus award for the 2015 fiscal year on a pro-rated basis for your period of active employment (to be paid in August 2015). You will not be eligible to receive any bonus payments for fiscal 2016 or later.

Medical, Dental and Vision Insurance Plan Coverage - As a special separation benefit, your health insurance coverage will continue while you are on Leave of Absence and will end on the LOA End Date, unless extended as provided by COBRA.

Group Life and Disability Insurance Plan Coverage - Your life and disability insurance will end on your Separation Date (i.e., your last day of active employment). Group Term Life Insurance may be converted to an individual whole life policy after your Separation Date by directly contacting the life insurance company; conversion forms will be sent to you.

Extended Medical/Dental Coverage (COBRA) - If you do not obtain health insurance coverage elsewhere by the LOA End Date, you may elect to continue medical and dental coverage as provided under COBRA, for you and any covered dependents, for up to eighteen (18) months by paying 102% of the applicable premium. A notification of your right to continue coverage along with enrollment will be sent to you.

Retiree Medical - If you are currently enrolled in Darden’s medical coverage, you are eligible to enroll in the Retiree Medical Plan for yourself and your spouse in accordance with the terms and conditions of the Plan. This enrollment eligibility continues until you are age 65. You are eligible for a Company subsidy.

FlexComp - You will be eligible to receive a pro-rated FlexComp Award in August 2015, which will be pro-rated for your period of active employment. No additional deferrals will be allowed during your Leave of Absence. During your Leave of Absence you can transfer funds according to the Plan provisions. Your FlexComp balance will be distributed in accordance with Plan provisions and your elections.

Equity - Pursuant to the terms of your Performance Stock Units Award Agreements and Non-Qualified Stock Options Award Agreements, as a result of your termination of employment within two years following a Change of Control (as defined in such award agreements), the vesting of your outstanding PSUs and stock options will accelerate as of the Separation Date. You will not be eligible for any future grants. Your outstanding stock options may be exercised according to the terms of the applicable grant agreement.

Company Property - All company credit cards, keys, manuals, records, files, computers and equipment, telephone and any other company property in your possession should be returned to Teresa Sebastian within twenty-four hours of the Separation Date.

Company Car - You may keep your company automobile for four weeks following your Separation Date. Prior to that date, you may purchase the automobile at AMR market value (adjusted market value as provided by the leasing company), less a percent equal to 10% plus an additional 2% for each year of service (the discount is added to your W-2 as imputed income). If you do not purchase the car you must return it to the Company and you will receive a refund for your ownership portion of the automobile’s adjusted market value.

Competitive Dining - This benefit ends on your Separation Date.

Financial Counseling - You will be eligible to participate in the financial counseling benefits through the end of calendar year 2015, and will be provided with an additional financial counseling reimbursement allowance of $7,500 to use in calendar year 2015.

Company Physical - Your eligibility to participate in the physical examination benefits will end on your Separation Date.

Management Continuity Agreement - Your Management Continuity Agreement will terminate on the date of your separation agreement.